                                                                 EXHIBIT (13)(c)



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                          AGREEMENT AND PLAN OF MERGER

                                     between


                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
                          a New York insurance company

                                       and


                    THE UNITED STATES LIFE INSURANCE COMPANY
                             IN THE CITY OF NEW YORK
                          a New York insurance company







--------------------------------------------------------------------------------

                                    CONTENTS


RECITALS..............................................................................1

SECTION 1.  EFFECTIVE DATE............................................................1

SECTION 2.  CAPITAL STOCK.............................................................2

    2.1     Capital Stock of FSA......................................................2

    2.2     Capital Stock of USL......................................................2

    2.3     Common Stock held by AGCL upon Effectiveness of the Merger................2

SECTION 3.  CHARTER, AND BYLAWS.......................................................2

    3.1     Charter of the Surviving Corporation......................................2

    3.2     Bylaws of Surviving Corporation...........................................2

SECTION 4.  BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION..................2

    4.1     Board of Directors of the Surviving Corporation...........................2

    4.2     Officers of the Surviving Corporation.....................................2

SECTION 5.  GOVERNING LAW AND NAME OF SURVIVING CORPORATION...........................2

    5.1     Governing Law of Surviving Corporation....................................2

    5.2     Governing Law Regarding the Maintenance of Separate Accounts..............3

    5.3     Name of Surviving Corporation.............................................3

SECTION 6.  EFFECT OF THE MERGER......................................................3

SECTION 7.  APPROVAL OF SOLE SHAREHOLDER..............................................3

SECTION 8.  ACCESS....................................................................3

SECTION 9.  TERMINATION...............................................................3

SECTION 10. GENERAL PROVISIONS........................................................4

    10.1    Further Assurances........................................................4

    10.2    Waiver....................................................................4

    10.3    Entire Agreement..........................................................4

    10.4    Headings..................................................................4

    10.5    Governing Law.............................................................4

    10.6    Counterparts..............................................................4

    10.7    No Additional Compensation................................................4

SIGNATORIES...........................................................................5

RESTATED CHARTER OF USL....................................................Attachment A


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

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 29, 2011 is by and between FIRST SUNAMERICA LIFE INSURANCE COMPANY, a New York insurance company, incorporated on December 5, 1978 ("FSA") and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York insurance company, incorporated on February 25, 1850 ("USL"). (FSA and USL are sometimes referred to herein as each, the "Constituent Corporation," and together, the "Constituent Corporations").

                                    RECITALS:

WHEREAS, the Boards of Directors of FSA and USL have determined that it is advisable for the general welfare of FSA and USL and their respective sole shareholder, that FSA and USL merge into a single corporation pursuant to this Agreement, the applicable laws of the State of New York, and the requirements of the New York State Insurance Department, in a transaction intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended;

WHEREAS, at the date of this Agreement AGC Life Insurance Company ("AGCL"), a Missouri corporation, is the sole shareholder of USL and SunAmerica Life Insurance Company, an Arizona corporation, is the sole shareholder of FSA;

WHEREAS, pursuant to a proposed corporate entity restructure affecting FSA, on or before the Effective Date (defined below), AGCL will be the sole shareholder of both USL and FSA;

WHEREAS, the Board of Directors of each Constituent Corporation has approved this Agreement and the transaction contemplated hereunder.

NOW, THEREFORE, for and in consideration of the mutual promises and subject to the conditions contained herein, the Constituent Corporations agree that in accordance with the applicable laws of the State of New York, FSA shall be merged with and into USL, with USL being the surviving corporation (which in its capacity as the ultimate surviving corporation, USL may be referred to as the "Surviving Corporation").

In this regard, the terms and conditions of the merger and the mode of carrying it into effect shall be as follows:

                            SECTION 1. EFFECTIVE DATE

The merger provided for in this Agreement shall become effective as of 11:59 p.m., Eastern Time, on December 31, 2011, or such other time and date as may be agreed to in writing by the Constituent Corporations (the "Effective Date"), assuming (i) all necessary corporate and regulatory approvals have been obtained; and (ii) this Agreement and/or related articles or certificates of merger have been executed, acknowledged, certified, verified and filed as may be required under the applicable laws of the State of New York, or as directed by the Commissioners of Insurance (or similar authority) of the State of New York.

                            SECTION 2. CAPITAL STOCK

2.1 Capital Stock of FSA. Each share of all issued and outstanding capital stock of FSA consisting of 300 shares of common stock ($10,000.00 par value per share) shall be canceled upon the effectiveness of the merger.

2.2 Capital Stock of USL. Each share of all issued and outstanding capital stock of USL consisting of 1,980,658 shares of common stock ($2.00 par value per share), upon the effectiveness of the merger, shall continue to evidence the same number of shares of common stock of the Surviving Corporation.

2.3 Common Stock held by AGCL upon Effectiveness of the Merger. As a result of the foregoing, AGCL, the parent company of USL, will continue to hold the same number of issued and outstanding shares of the common stock of the Surviving Corporation upon the effectiveness of the merger as it did in USL prior to the merger. Therefore, upon the effectiveness of the merger of FSA with and into USL, the capital of USL shall be no larger than the sum of the capital of the constituent merging companies.

                          SECTION 3. CHARTER AND BYLAWS

3.1 Charter of the Surviving Corporation. The Charter of the Surviving Corporation is attached as Attachment A hereto and incorporated into this Agreement as if fully copied and set forth at length. This Charter will be the charter of the Surviving Corporation.

3.2 Bylaws of Surviving Corporation. The Bylaws of USL shall remain the Bylaws of the Surviving Corporation.

       SECTION 4. BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

4.1 Board of Directors of the Surviving Corporation. Until the election and qualification of their successors, the members of the Board of Directors of the Surviving Corporation shall be the Board of Directors of USL in office on the Effective Date.

4.2 Officers of the Surviving Corporation. The elected officers of the Surviving Corporation, who shall continue to serve in office at the pleasure of the Board of Directors of the Surviving Corporation, shall be the elected officers of USL on the Effective Date.

           SECTION 5. GOVERNING LAW AND NAME OF SURVIVING CORPORATION

5.1 Governing Law of Surviving Corporation. Following the effectiveness of the merger, the Surviving Corporation shall be governed by the laws of the State of New York.



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

5.2 Governing Law Regarding the Maintenance of Separate Accounts. The separate accounts of FSA, each of which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, and each of which will be transferred to USL upon the effectiveness of the merger proposed herein, will be maintained by USL in accordance with the applicable federal and New York insurance laws and regulations.

5.3. Name of Surviving Corporation. The name of the Surviving Corporation shall continue to be "The United States Life Insurance Company in the City of New York," and the Surviving Corporation will conduct business as authorized by its charter, as amended.

                         SECTION 6. EFFECT OF THE MERGER

On the Effective Date, the existence of FSA as a distinct corporate entity shall cease. Accordingly, under the applicable laws of the State of New York, FSA is treated as if it transferred all of its assets and liabilities to USL in deemed exchange for USL common shares which, in turn, are deemed distributed to AGCL in deemed exchange for cancellation of all the FSA shares. On the Effective Date, the Surviving Corporation shall succeed, without other deed or transfer, to all the respective rights, franchises, interests, and property, real, personal or mixed, of FSA and the Surviving Corporation shall be subject to all the debts and liabilities of FSA in the same manner as if the Surviving Corporation had itself incurred the debts and liabilities.

                     SECTION 7. APPROVAL OF SOLE SHAREHOLDER

This Agreement has been approved as provided by the applicable laws of the State of New York by the current sole shareholders of FSA and USL.

                                SECTION 8. ACCESS

From the date of this Agreement to the Effective Date, each Constituent Corporation shall provide the other Constituent Corporation with such information and permit the other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request.

                             SECTION 9. TERMINATION

9.1 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval by the shareholders of each of the parties hereto) by the Board of Directors of either of the Constituent Corporations at any time prior to the Effective Date, or as may otherwise be permitted by applicable law.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 above, each party to this Agreement shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any officer, director or shareholder of such party) shall be liable to any other party for any costs, expenses, damages, or loss of anticipated profits hereunder.



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

                         SECTION 10. GENERAL PROVISIONS

10.1 Further Assurances. At any time, and from time to time, prior to or after the Effective Date, each party shall execute such additional instruments and take such additional actions as may be reasonably requested by the other party to confirm title to any property vested in the Surviving Corporation hereunder or otherwise to carry out the intent and purposes of this Agreement.

10.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may only be waived in writing by the party to whom such compliance is owed.

10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

10.4 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

10.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 No Additional Compensation. No director, officer, agent, or employee of FSA or USL shall receive any fee, commission, compensation, or other valuable consideration whatsoever for aiding, promoting, or assisting in the merger or in the adoption or approval of this Agreement, other than normal and routine fees, commissions, compensation, bonuses, and employee benefits currently being paid to such directors, officers, agents, and employees in their usual capacity as such.



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

IN WITNESS WHEREOF, FSA and USL, pursuant to authority duly given by their respective Boards of Directors, and consistent with the approvals of the merger by their respective sole shareholders, have caused this Agreement to be executed as of the day and year first above written.


                                       FIRST SUNAMERICA LIFE INSURANCE COMPANY

(Corporate Seal)
                                       By: /s/ Bruce R. Abrams
                                           -------------------------------------
                                           Bruce R. Abrams
                                           President and Chief Executive Officer
ATTEST:


By: /s/ Christine A. Nixon
    -----------------------------------
    Christine A. Nixon
    Senior Vice President and Secretary


                                       THE UNITED STATES LIFE INSURANCE COMPANY
                                         IN THE CITY OF NEW YORK

(Corporate Seal)
                                       By: /s/ Mary Jane B. Fortin
                                           -------------------------------------
                                           Mary Jane B. Fortin
                                           President and Chief Executive Officer
ATTEST:


By: /s/ Kyle L. Jennings
    -----------------------------------
    Kyle L. Jennings
    Executive Vice President
    General Counsel and Secretary



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

                                  ATTACHMENT A


                                   CHARTER OF
                    THE UNITED STATES LIFE INSURANCE COMPANY
                             IN THE CITY OF NEW YORK

                                     CHARTER
                                       of
                    THE UNITED STATES LIFE INSURANCE COMPANY
                             IN THE CITY OF NEW YORK


                                    ARTICLE I
                                      NAME

         The name of the Company shall be The United States Life Insurance Company in the City of New York.

                                   ARTICLE II
                                PRINCIPAL OFFICE

         The Company shall be located and have its principal place of business in the City and State of New York.

                                   ARTICLE III
                               NATURE OF BUSINESS

         Section 1. The kinds of insurance to be transacted by the Company shall be "Life Insurance", "Annuities", "Accident and Health Insurance", as specified in paragraphs 1, 2 and 3 of Section 1113 (a) of the Insurance Law of the State of New York, as now or hereafter amended, and such other insurance or other business as a stock life insurance company now is or hereafter may be permitted to transact under the Insurance Law of the State of New York or any other law applicable and for which the Company shall have the required capital and surplus.

         Section 2.  Definitions

         (a) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York.

         (b) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of the preceding paragraph. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York.

         (c) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

         Section 3. The Company shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the laws of the State of New York, and any and all other rights, powers and privileges now or hereafter granted by the laws of the State of New York to stock life insurance companies having power to do the kinds of business hereinabove referred to.

                                   ARTICLE IV
                          EXERCISE OF CORPORATE POWERS

         The corporate powers of the Company shall be exercised by a Board of Directors and such committees, officers and agents as the Board of Directors may appoint, authorize or elect.

                                    ARTICLE V
                                     BY-LAWS

         The Board of Directors shall have power to make such by-laws, rules and regulations as it may deem necessary or proper for the regulation of the business affairs of the Company not inconsistent with this Charter or the laws of the State of New York, and to alter, amend, rescind or suspend any by-laws, rules and regulations of the Company by a majority vote of the entire Board of Directors.



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

                                   ARTICLE VI
                                    DIRECTORS

         Section 1. The full Board of Directors shall be elected annually by the stockholders at their annual meeting held on the last Thursday of April each year. Every stockholder possessing the right to vote shall be entitled to one vote, in person or by proxy duly authorized in writing, for each share of Capital Stock standing in his name on the books of the Company.

         Section 2. The Board of Directors of the Company shall consist of such number of Directors as may be fixed from time to time by the By-Laws, provided that in no event shall the number be less than seven (7).

         Section 3. At all times the majority of the Directors shall be citizens and residents of the United States, and at least one (1) Director shall be a resident of the State of New York.

         Section 4. A Director need not be a stockholder or a policyholder of the Company.

         Section 5. Vacancies in the Board of Directors shall be filled as provided in the By-Laws.

         Section 6. Members of the Board of Directors shall continue in office until the election or appointment of their successors.

                                   ARTICLE VII
                                    OFFICERS

         The Board of Directors shall elect the officers of the Company at the times and in the manner provided in the By-Laws. Vacancies may be filled at any meeting of the Board of Directors.

                                  ARTICLE VIII
                                  CAPITAL STOCK

         Section 1. The authorized Capital of the Company shall be Three Million Nine Hundred Sixty-One Thousand Three Hundred Sixteen dollars ($3,961,316), represented by One Million Nine Hundred Eighty Thousand Six Hundred Fifty Eight (1,980,658) shares of Capital Stock of the par value of Two Dollars ($2.00) per share, which shall be personal property transferable on the books of the Company, according to law and the By-Laws of the Company.

         Section 2. The holders of the Capital Stock shall be entitled to receive dividends, after such have been approved by the Superintendent of the New York Insurance Department, on the amount of stock held by them respectively in such amounts and at such times as the same may be declared by the Board of Directors out of the surplus of the Company, applicable thereto under and pursuant to the laws of the State of New York.



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

                                   ARTICLE IX
                                 INDEMNIFICATION

         The Company will provide indemnity to its Directors and officers to the fullest extent allowed by law as set forth in the By-Laws, as such By-Laws may be amended from time to time. The Board of Directors in its discretion shall have power on behalf of the Company to indemnify to the fullest extent of the law any person, other than a Director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate is or was an employee of the Company.

                                    ARTICLE X
                       LIMITATION OF DIRECTORS' LIABILITY

         No Director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to the Director establishes that the Director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions which (a) the Director knew or reasonably should have known violated the Insurance Law or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law, or a regulation promulgated thereunder, or constituted a knowing violation of any other law or that the Director personally gained in fact a financial profit or other advantage to which the Director was not legally entitled; or (ii) the liability of a Director for any act or omission prior to the adoption of this Article X by the shareholder of the Company.

                                   ARTICLE XI
                             DURATION OF THE COMPANY

         The duration of the Company shall be perpetual.




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